Exhibit 99.1

Titanium Asset Management Corp.

Reports 2012 First Quarter Results

Milwaukee, WI, May 8, 2012 - Titanium Asset Management Corp. (AIM – TAM) today reported results for the first quarter ended March 31, 2012.

Highlights are as follows:

•	Managed assets increased by 3.3% from $8,316.8 million to $8,587.8 million during the first quarter of 2012 reflecting net inflows and positive market returns.

•	Average managed assets of $8,452.3 million for the first quarter of 2012 were 1.9% higher relative to the $8,291.2 million for the same period last year. Investment management fee revenues were $5,259,000 for the first quarter of 2012, a 4.2% increase from investment management fee revenues of $5,047,000 for the same period last year primarily due to the higher average managed asset levels and higher average fee rates.

•	Distributed assets increased modestly from $374.0 million to $382.8 million during the first quarter of 2012. The combination of the erosion in the distributed asset client base and the reduction in our average referral fee rates due to the decrease in the hedge fund adviser’s fees have led to significant decreases in our referral fee revenues. Referral fee revenues were $125,000 for the first quarter of 2012, a 68.4% decrease from referral fee revenues of $395,000 for the first quarter of 2011.

•	Adjusted EBITDA(1) continued to improve during the first quarter of 2012. Adjusted EBITDA of $264,000 for the first quarter of 2012 compared to Adjusted EBITDA deficit of $69,000 for the same period last year. The ongoing improvements in Adjusted EBITDA primarily reflect the structural cost reductions achieved since the beginning of 2010, offset in part by the decrease in referral fee revenue.

•	Net investment income of $236,000 for the first quarter of 2012 compared to net investment income of $375,000 for the same period last year.

•	Net loss of $1,932,000, or $0.09 per diluted common share, for the first quarter of 2012 compared to a net loss of $4,437,000, or $0.22 per diluted common share, for the first quarter of 2011.

(1)	See the table below for a definition of Adjusted EBITDA (deficit), a non-GAAP financial measure. The table provides a description of this non-GAAP financial measure and a reconciliation to the most directly comparable GAAP measure.

Commenting on these results, Robert Brooks, CEO of Titanium Asset Management Corp. said:

“We are pleased to report continued year-over-year improvement to EBITDA for the first quarter of 2012. The improvement largely reflects the ongoing benefits of the significant reductions to our cost structure that were implemented over the last two years and higher investment management fees from both increased managed assets and higher average fee rates.”

“During the first quarter of 2012, we achieved significant growth in managed assets from both net inflows and positive market returns. The net inflows achieved in the first quarter represent a turnaround from recent quarterly activity.”

“Our investment management teams continue to achieve solid investment performance and several of our fixed income strategies are performing in the upper deciles of our peer group rankings for their three year investment performance.  We believe these strong performance rankings position us for strong asset growth over the next year.”

For further information please contact:

Titanium Asset Management Corp.

Robert Brooks, CEO 312-335-8300

Seymour Pierce Ltd

Jonathan Wright +44 20 7107 8000

2

Assets Under Management

Assets under management of $8.6 billion at March 31, 2012 were higher than the $8.3 billion reported at December 31, 2011 due to positive net flows and investment returns. The following table presents summary activity for 2012 and 2011 periods.

(in millions)	Three months ended March 31,		2012 vs.
	2012	2011	2011
Periodic Activity:
Beginning balance	$8,316.8	$8,125.0

Inflows	496.0	496.6
Outflows	(382.6)	(267.0)
Net flows	113.4	229.6

Market value change	157.6	102.9
Ending balance	$8,587.8	$8,457.4	2%

Average Assets Under Management	$8,452.3	$8,291.2	2%
Average Fee Rate (basis points)	24.9	24.3	2%

The principle factors affecting our net flows during the periods ended March 31, 2012 and 2011 include the following:

•	Multiemployer pension and welfare plans represent approximately 34% of our client base, and these plans have been faced with a challenging economic environment over the last several years due to the equity market collapse of 2008 and general business conditions that affect their contribution and withdrawal levels. These factors have led to increased levels of outflows from our fixed income strategies throughout the last several years and resulted in modest growth or net outflows. Net inflows from multiemployer pension and welfare plans were approximately $112 million for the three months ended March 31, 2012 compared to net inflows of approximately $25 million for the prior year period. The net inflows for 2012 include approximately $49 million in new real estate investments.

•	Inflows and outflows are also significantly affected by the timing of tax receipts and disbursements for several public entity accounts that we manage. Net inflows related to these accounts were $62 million for the three months ended March 31, 2012 compared to net inflows of $192 million for the prior year period. While these flows can fluctuate significantly from period to period, they do not have a significant impact on our overall fees due to low or fixed fee rates.

•	Inflows and net flows for 2011 were positively impacted by the addition of approximately $20 million of equity assets of a mutual fund for which Clal Finance serves as investment adviser, and for which we serve as sub-adviser pursuant to a sub-advisory agreement with Clal Finance.

Market value changes reflect our investment performance. Fixed income assets comprised approximately 89% of our total assets under management at March 31, 2012. Fixed income returns as measured by the Barclay’s Aggregate Index were 0.3% for the three months ended March 31, 2012 (for the comparable 2011 period the returns were 0.4%). Approximately 91% of our fixed income assets with defined performance benchmarks outperformed their respective benchmarks for the three months ended March 31, 2012.

Equity assets comprised approximately 8% of our total assets under management at March 31, 2012. Equity returns as measured by the S&P 500 Index were 12.6% for the three months ended March 31, 2012 (for the comparable 2011 period the returns were 5.9%). Approximately 69% of our equity assets outperformed their respective benchmarks for the three months ended March 31, 2012.

3

The following table presents summary breakdowns for our assets under management at March 31, 2012 and December 31, 2011.

	March 31,	% of	December 31,	% of
(in millions)	2012	total	2011	Total

By investment strategy:
Fixed income	$7,636.9	89%	$7,483.4	90%
Equity	690.5	8%	621.4	7%
Real estate	260.4	3%	212.0	3%
Total	$8,587.8	100%	$8,316.8	100%

By client type:
Institutional	$7,490.2	87%	$7,178.9	86%
Retail	1,097.6	13%	1,137.9	14%
Total	$8,587.8	100%	$8,316.8	100%

By investment vehicle:
Separate accounts	$7,833.3	91%	$7,540.2	91%
Private funds	754.4	9%	776.6	9%
Total	$8,587.8	100%	$8,316.8	100%

Our mix of assets under management by investment strategy was relatively unchanged as fixed income assets comprised 89% of total assets under management at March 31, 2012, compared to 90% at December 31, 2011.

Our mix of assets under management by client type was relatively unchanged as institutional accounts comprised 87% of total assets under management as of March 31, 2012, compared to 86% at December 31, 2011.

Our mix of assets under management by investment vehicle was relatively unchanged as separate accounts comprised 91% of total assets under management as of March 31, 2012 compared to 91% at December 31, 2011.

4

Distributed Assets

We earn referral fees on clients referred to Attalus Capital LLC (“Attalus”), a hedge fund manager with whom we have a referral arrangement. The assets managed by Attalus under this arrangement increased from $374.0 million at December 31, 2011 to $382.8 million at March 31, 2012, due to market returns. The activity related to these assets was as follows:

	For the three months ended
	March 31,
(in millions)	2012	2011

Periodic Activity:
Beginning balance	$374.0	$894.4
Inflows	-	-
Outflows	-	-
Market value change	8.8	14.1
Ending balance	$382.8	$908.5	-58%

Average Assets Under Management	$378.4	$901.5	-58%
Average Referral Fee Rate (basis points)	13.2	17.5	-25%

During 2011, we experienced significant decreases in the assets managed by Attalus as a result of several factors, including Attalus’ overall fee rates, the investment performance of the hedge funds managed by Attalus relative to the performance of other hedge funds, and certain changes in Attalus’ management. Starting January 1, 2011, Attalus reduced its average fee rates, which reduced our referral fee rate and revenue. The combination of these factors resulted in outflows totaling $500 million during 2011 and a reduction of $1,400,000 in annualized referral fees.

Attalus has also informed us that they have received further redemption requests that are expected to be effective at the beginning of the second and third quarters of 2012. These additional redemption requests total approximately $240 million (representing approximately $300,000 of annualized referral fees). These redemptions would reduce the referred assets under management to approximately $140 million, with an annualized referral fee rate of approximately $250,000.

5

Operating Results

	Three Months Ended March 31,
	2012	2011

Average assets under management (in millions)	$8,452.3	$8,291.2
Average fee rate (basis points)	24.9	24.3

Average distributed assets under management (in millions)	$378.4	$901.5
Average referral fee rate (basis points)	13.2	17.5

Investment management fees	$5,259,000	$5,047,000
Referral fees	125,000	395,000
Total operating revenue	5,384,000	5,442,000

Adjusted EBITDA (deficit)(1)	264,000	(69,000)
Amortization of intangible assets	2,401,000	1,217,000
Impairment of goodwill	-	3,500,000
Operating loss	(2,168,000)	(4,812,000)
Net investment income (loss)	236,000	375,000
Net loss	(1,932,000)	(4,437,000)

Earnings per share:
Basic and diluted	$(0.09)	$(0.22)

(1)	See the table below for a definition of Adjusted EBITDA, a non-GAAP financial measure. The table provides a description of this non-GAAP financial measure and a reconciliation to the most directly comparable GAAP measure.

Our 2012 first quarter investment management fees increased $212,000, or 4.2%, relative to the first quarter of 2011 due to a 2% increase in the average assets under management and a 2% increase in our average fee rate.

Our 2012 first quarter referral fee revenue decreased $270,000, or 68.4%, compared to the referral fee revenue for the first quarter of 2011. The decrease reflects a combination of asset redemptions incurred by Attalus throughout 2011 and a reduction in our average referral fee rate due to Attalus’ reduction in its fees.

Our Adjusted EBITDA for the first quarter of 2012 was $264,000, an increase of $333,000, over the comparable amount for the 2011 period. The improvement to EBITDA in the 2012 periods primarily reflects the increase in investment management fees and the ongoing impact of the cost reductions achieved over 2011, offset in part by the decrease in referral fee revenue.

Amortization of intangible assets

Throughout 2011, the Company considered the impact of recurring redemptions of the Attalus assets and their impact on the remaining useful life of its NIS referral relationship intangible asset. The most recent assessment at year end resulted in reducing the estimated remaining useful life to approximately 15 months as of October 1, 2011. The $1,184,000 increase in amortization expense in 2012 reflects these revisions to the estimated remaining useful life of the intangible asset related to the referral relationship. As a result of the most recent revision to the estimated remaining useful life, we expect that the total annual amortization expense will increase to $9,604,000 for 2012.

6

Forward-looking Statements

Statements in this press release which are not historical facts may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks, and uncertainties, many of which are beyond our control.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Results may differ significantly due to market fluctuations that alter our assets under management; a further decline in our distributed assets; termination of investment advisory agreements; impairment of goodwill and other intangible assets; our inability to compete; market pressure on investment advisory fees; ineffective management of risk; changes in interest rates, equity prices, liquidity of global markets and international and regional political conditions; or actions taken by Clal Finance Ltd., as our significant stockholder. Additional factors that could influence Titanium’s financial results are included in its Securities and Exchange Commission filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, is expected to be filed with the Securities and Exchange Commission on or about May 11, 2012. The report will be available on the SEC’s website at www.sec.gov and on the Company’s website at www.ti-am.com.

7

Titanium Asset Management Corp.
Condensed Consolidated Balance Sheets

	March 31, 2012	December 31, 2011
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$2,789,000	$2,787,000
Investments	3,703,000	2,990,000
Accounts receivable	3,577,000	3,718,000
Other current assets	512,000	828,000
Total current assets	10,581,000	10,323,000

Investments in equity investees	4,835,000	4,707,000
Property and equipment, net	481,000	478,000
Goodwill	13,264,000	13,264,000
Intangible assets, net	12,512,000	14,913,000
Total assets	$41,673,000	$43,685,000

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$214,000	$91,000
Other current liabilities	2,130,000	2,334,000
Total current liabilities and total liabilities	2,344,000	2,425,000

Commitments and contingencies

Stockholders’ equity
Common stock, $0.0001 par value; 54,000,000 shares authorized; 20,634,232 shares issued and outstanding at March 31, 2012 and December 31, 2011	2,000	2,000
Restricted common stock, $0.0001 par value; 720,000 shares authorized; none issued at March 31, 2012 and 612,716 issued and outstanding at December 31, 2011	-	-
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued	-	-
Additional paid-in capital	100,971,000	100,971,000
Accumulated deficit	(61,550,000)	(59,618,000)
Other comprehensive loss	(94,000)	(95,000)
Total stockholders’ equity	39,329,000	41,260,000
Total liabilities and stockholders’ equity	$41,673,000	$43,685,000

8

Titanium Asset Management Corp.
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended March 31,
	2012	2011

Operating revenues	$5,384,000	$5,442,000

Operating expenses:
Administrative	5,151,000	5,537,000
Amortization of intangible assets	2,401,000	1,217,000
Impairment of goodwill	-	3,500,000
Total operating expenses	7,552,000	10,254,000

Operating loss	(2,168,000)	(4,812,000)

Other income
Interest income	17,000	22,000
Net realized losses on investments	(1,000)	(6,000)
Income from equity investees	220,000	359,000

Loss before income taxes	(1,932,000)	(4,437,000)

Income tax benefit	-	-

Net loss	$(1,932,000)	$(4,437,000)

Earnings (loss) per share
Basic	$(0.09)	$(0.22)
Diluted	$(0.09)	$(0.22)

Weighted average number of common shares outstanding:
Basic	20,634,232	20,634,232
Diluted	20,634,232	20,634,232

9

Titanium Asset Management Corp.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Three Months Ended March 31,
	2012	2011

Cash flows from operating activities
Net loss	$(1,932,000)	$(4,437,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of intangible assets	2,401,000	1,217,000
Impairment of goodwill	-	3,500,000
Depreciation	31,000	26,000
Net realized losses on investments	1,000	6,000
Income from equity investees	(220,000)	(359,000)
Income distributions from equity investees	92,000	131,000
Changes in assets and liabilities:
Decrease in accounts receivable	141,000	1,028,000
Decrease in other current assets	316,000	374,000
Increase in accounts payable	123,000	59,000
Decrease in other current liabilities	(204,000)	(1,284,000)
Net cash provided by operating activities	749,000	261,000

Cash flows from investing activities
Purchases of investments	(1,374,000)	(1,717,000)
Sales and redemptions of investments	661,000	983,000
Purchases of property and equipment	(34,000)	(38,000)
Acquisitions of subsidiaries, net of cash acquired	-	(4,000,000)
Net cash used in investing activities	(747,000)	(4,772,000)

Net increase (decrease) in cash and cash equivalents	2,000	(4,511,000)

Cash and cash equivalents:
Beginning	2,787,000	4,698,000
Ending	$2,789,000	$187,000

10

Titanium Asset Management Corp.
Reconciliation of Adjusted EBITDA
(unaudited)

	Three Months Ended
	March 31,
	2011	2010
Operating loss	$(2,168,000)	$(4,812,000)
Amortization of intangible assets	2,401,000	1,217,000
Impairment of goodwill	-	3,500,000
Depreciation expense	31,000	26,000
Adjusted EBITDA (deficit)	$264,000	$(69,000)

Notes:

(1)	Adjusted EBITDA (deficit) is defined as operating income or loss before non-cash charges for amortization and impairment of intangible assets and goodwill, depreciation, and share compensation expense. We believe Adjusted EBITDA (deficit) is useful as an indicator of our ongoing performance and our ability to service debt, make new investments, and meet working capital obligations. Adjusted EBITDA (deficit), as we calculate it may not be consistent with computations made by other companies. We believe that many investors use this information when analyzing the operating performance, liquidity, and financial position of companies in the investment management industry.

11